Exhibit 8.2

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

July 6, 2020

Rexahn Pharmaceuticals, Inc.
15245 Shady Grove Road, Suite 455
Rockville, Maryland 20850

Ladies and Gentlemen:

We have acted as counsel to Rexahn Pharmaceuticals, Inc., a Delaware corporation (“Rexahn”) in connection with the distribution and issuance of contingent value rights (“CVRs”) to stockholders of record of shares of common stock, par value $0.0001 per share, of Rexahn, immediately prior to the completion of the Merger (as defined below) and under the terms expressed in the form of the Contingent Value Rights Agreement (the “CVR Agreement”), attached as Exhibit D to that certain Agreement and Plan of Merger and Reorganization, dated as of June 17, 2020 and amended on June 29, 2020, (as amended, the “Merger Agreement” and together with the CVR Agreement, the “Agreements”), by and among Rexahn, Razor Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Rexahn (“Merger Sub”), and Ocuphire Pharma, Inc., a Delaware corporation (“Ocuphire”). The Merger Agreement contemplates the proposed merger of Merger Sub with and into Ocuphire, with Ocuphire continuing as the surviving company and becoming a direct, wholly-owned subsidiary of Rexahn (the “Merger”).

This opinion letter is being delivered to you in connection with the filing of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission, initially filed by Rexahn on the date hereof, including the proxy statement/prospectus/information statement forming a part thereof (the “Proxy Statement/Prospectus”), relating to the transactions contemplated by that certain Merger Agreement. Capitalized terms used herein and which are defined in the Merger Agreement have the meanings set forth in the Merger Agreement unless otherwise defined herein.

In connection with the preparation of this opinion letter, we have examined, and with your consent relied upon, without any independent investigation or review thereof, the following documents (including all exhibits and schedules thereto): (1) the Merger Agreement; (2) an officers certificate delivered by Rexahn, dated as of the date hereof (the “Tax Certificate”); (3) the Registration Statement and the Proxy Statement/Prospectus filed as part of the Registration Statement; (4) the CVR Agreement and (5) such other instruments and documents as we have deemed necessary or appropriate (the documents described in clauses (1) through (5), collectively the “Reviewed Documents”).

Rexahn Pharmaceuticals, Inc.
July 6, 2020

Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (which with your consent we are relying upon, and upon which our opinion is premised, without any independent investigation or review thereof), including that:

1.
(A) All information contained in each of the documents we have examined and upon which we have relied in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, (B) all copies are accurate, (C) all signatures are genuine, and (D) all documents have been or will be, as the case may be, timely and properly executed.

2.
Each of the Reviewed Documents has been duly authorized and there will have been, by the Effective Time, or at such other time as contemplated in the CVR Agreement, due execution and delivery of all documents, where due execution and delivery are prerequisites to the effectiveness thereof.

3.	Where any Reviewed Document requires execution by a person, the person who executed or will execute the document had or has proper authority and capacity.

4.
To the extent relevant to our opinion, all representations, warranties, and statements made or agreed to by Rexahn and its managers, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, those in the Reviewed Documents (including the Tax Certificate), have been and will continue to be true, complete, and accurate in all respects; any representation or statement made in the Tax Certificate “to the best of knowledge,” “to the knowledge,” or “to the actual knowledge” of any person(s) or party(ies)—or similarly qualified—is true, correct, and complete, as if made without such qualification; with regard to any representation or statement made in the Tax Certificate regarding a person(s) plan or intention, the facts will be consistent with the relevant plan or intention.

5.	Where any Reviewed Document imposes obligations on a person or entity, such obligations have been or will be performed or satisfied in accordance with its terms.

6.
All parties to the Agreements and to any other Reviewed Documents have acted, and will act, in accordance with the terms of such Agreements and Reviewed Documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without waiver or modification of any such terms and conditions.

7.	The CVR Agreement effected will be substantially similar to the form of the CVR Agreement attached as Exhibit D to the Merger Agreement and will be entered into prior to the Effective Time.

8.
(i) Rexahn intends to determine the fair market value of the CVRs after their issuance, but before December 31, 2020, (ii) Rexahn intends to use the fair market value determined by such valuation when filing any information reports, including Form 1099-DIV, (iii) Rexahn intends to timely send Forms 1099-DIV to all CVR holders notifying them of the portion of the CVR value that is a nondividend distribution (or a dividend to the extent of Rexahn’s earnings and profits) for U.S. federal income tax purposes, and (iv) Rexahn intends to take all necessary steps to file its tax returns and any information statements consistent with treating the distribution and issuance of the CVRs as a distribution of property under Section 301(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

9.	No action will be taken by any of Rexahn, Merger Sub or Ocuphire after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

Rexahn Pharmaceuticals, Inc.
July 6, 2020

Opinion

Based upon and subject to the assumptions and qualifications set forth herein we are of the opinion that the discussion contained in the Registration Statement under the heading “Agreements Related to the Merger—Contingent Value Rights Agreement—Material U.S. Federal Income Tax Consequences of the Receipt of CVRs” pertaining to the U.S. federal income tax consequences of the receipt of CVRs by Rexahn U.S. Holders (as defined in the Registration Statement), insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, in each case, subject to the assumptions, limitations and conditions set forth in the Proxy Statement/Prospectus and herein, constitutes the opinion of Hogan Lovells US LLP as to the material U.S. federal income tax consequences of the receipt of the CVRs by Rexahn U.S. Holders.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below:

A.
The opinion set forth in this letter is based on relevant current provisions of the Code, the U.S. Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (“IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, U.S. Congress, and the courts (as applicable), which change may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, nor of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Rexahn has not requested nor will it request a ruling from the IRS as to the U.S. federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, including on a retroactive basis, would not adversely affect the accuracy of the opinion expressed herein.

B.
This letter addresses only the specific tax opinion set forth above. Our opinion does not address any other U.S. federal, state, local, or non-U.S. tax consequences that will or may result from the distribution and issuance of the CVRs (including any transaction undertaken in connection with the Merger or contemplated by the Merger Agreement).

Rexahn Pharmaceuticals, Inc.
July 6, 2020

C.
Our opinion set forth herein is based upon, among other things, the description of the CVRs as set forth in the CVR Agreement. No opinion is expressed as to any transaction other than the distribution and issuance of the CVRs (including those set forth in the Merger Agreement), or to the distribution and issuance of the CVRs, unless the distribution and issuance of the CVRs has been consummated in accordance with the terms of the CVR Agreement (and also without amendment, waiver, or breach of any provision thereof), and also unless all of the representations, warranties, statements, and assumptions upon which we have relied are true, complete, and accurate at all times. In the event that the actual facts relating to any aspect of the distribution and issuance of the CVRs differ from the terms of the CVR Agreement (without amendment, waiver, or breach of any material provision thereof), or if any one of the representations, warranties, statements, or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion letter speaks as of the date hereof. We undertake no responsibility by reason of this opinion letter or otherwise to advise you or any other person of any changes in our opinion subsequent to the delivery of this opinion letter. Except as provided in the final paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior written consent.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Proxy Statement/Prospectus. In giving this consent, however, we do not admit thereby that we are an “expert” with the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP